UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

On April 20, 2026, Summer Road issued the following press release:

All Three Independent Proxy Advisors Recommend Ingles Markets Shareholders Vote for Rory A. Held

ISS, Glass Lewis and Egan-Jones All Support Summer Road’s Case for Boardroom Change

ISS, Glass Lewis and Egan-Jones All Endorse the Election of Rory A. Held to Improve Board Transparency and Oversight of Capital Allocation

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Summer Road LLC (“Summer Road” or “we”), the beneficial owner of approximately 3% of the outstanding shares of Class A common stock of Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”), today announced that all three independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co., LLC (“Glass Lewis”) and Egan-Jones Ratings Company (“Egan-Jones”), have recommended shareholders vote for the election of Summer Road nominee Rory A. Held to Ingles’ Board of Directors (the “Board”) at the 2026 Annual Meeting of Shareholders.

Summer Road commented: “All three independent proxy advisors unanimously believe that shareholders should support boardroom change to restore investor transparency and drive long-term value. The proxy advisors’ respective reports highlight many of the issues raised by our campaign, including Ingles’ deficient disclosure, trailing shareholder returns, persistent operational underperformance and record of functioning like a privately held enterprise to the detriment of Class A shareholders. They have also taken note of the Company’s efforts to deceive the public, including by altering its peer group to artificially make its performance look better. We encourage shareholders to heed all three experts’ recommendations by electing Mr. Held to ensure that Class A shareholders finally have legitimate, independent representation on Ingles’ Board.”

In its report, ISS wrote:1

•	“[T]he company's corporate governance structure appears to be a quintessential example of a public company managed as if it were a private enterprise.”

•	“Since 2021, Class A shareholders have expressed their dissatisfaction through their votes at each annual meeting, but the board does not appear to have made efforts to understand Class A shareholder views or address their profound dissatisfaction.”

•	“[T]he board has long been complicit in disenfranchising Class A shareholders.”

1 Permission to quote ISS was neither sought nor received. Emphasis added.

•	“[T]here are numerous unanswered questions about basic elements of the company's real estate strategy. This opaque approach to disclosure is inconsistent with the expectations of shareholders.”

•	“[Mr. Held] has a relevant professional background and outside public board experience, and unlike Lowe, who was selected in a process overseen by the CFO (a Class B director), he would impart much-needed independence from management and Class B directors, and he would add the perspective of an unaffiliated shareholder.”

In its report, Glass Lewis noted the following:2

•	“[E]ven when accounting for the impact of Hurricane Helene, Ingles' shareholder returns have underperformed those of the Company's peers.”

•	“Ingles' investor returns, growth and profitability have experienced a steady decline that seems to be attributable to structural weakness rooted in the Company's status quo, rather than cyclical headwinds affecting the broader U.S. food retail industry.”

•	“Mr. Held's strongest area of expertise lies in capital allocation, which would be of great benefit for the Company in light of the performance and governance concerns mentioned above.”

•	“Similarly, [Mr. Held’s] tenure on Peak Resorts' board affords valuable experience in investor relations at a publicly listed entity, an issue that merits scrutiny at Ingles. […] Peak Resorts' shareholders benefited greatly from their long-term investment in Peak Resorts during Mr. Held's tenure.”

In its report, Egan-Jones concluded that:3

•	“Over the past decade, the Company deployed approximately $1.5 billion in capital expenditures with no meaningful improvement in operating income, while offering shareholders no transparent analysis of whether alternative capital deployment strategies would produce superior returns.”

•	“We believe the incumbent board and management have lacked proactive strategic leadership, instead allowing the business to drift without a clearly and specific articulated plan for expansion, market repositioning, or capital deployment.”

•	“The stock trades at approximately book value and at a discount to peers on most earnings-based metrics, reflecting persistent market skepticism regarding the Board's capital allocation discipline.”

•	“The Company's Class A nominees were identified through a management-directed referral process, own no shares of Ingles, and provide insufficient assurance of independent representation for Class A shareholders.”

***

2 Permission to quote Glass Lewis was neither sought nor received. Emphasis added.

3 Permission to quote Egan-Jones was neither sought nor received. Emphasis added.

If you have questions about how to elect Summer Road’s independent nominee, Rory A. Held, to the Ingles Board using the GOLD universal proxy card, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor New York, NY 10018

Shareholders Call Toll-Free: (888) 368-0379

info@saratogaproxy.com

Visit www.saratogaproxy.com/Ingles to review Summer Road’s materials.

***

About Summer Road LLC

Summer Road LLC is a family office which invests across a diverse range of strategies and asset classes.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

summerroad@longacresquare.com